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                                                                Exhibit 99.1
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FOR MORE INFORMATION:                                 FOR IMMEDIATE RELEASE:
THOMAS G. DINGLEDY                                    APRIL 24, 1996
DIRECTOR, PUBLIC RELATIONS
(216) 425-9811 EXT. 6145 (DAYS)
(216) 653-9465 (EVENINGS)



                    REVCO RESPONDS TO RITE AID WITHDRAWAL



        TWINSBURG, OH -- April 24,1996 -- Revco D.S. Inc. (RXR) was informed today that Rite Aid Corporation (RAD) has withdrawn its tender offer for Revco, dated November 30, 1995.

        D. Dwayne Hoven, president and chief executive officer of Revco, said that Martin Grass, chairman and chief executive officer of Rite Aid, telephoned him this morning with news of the development. "Mr. Grass indicated to me that Rite Aid's decision was due to anti-trust concerns raised by the Federal Trade Commission," said Hoven.

        "We respect the opinion of the Federal Trade Commission on this matter," said Hoven. "I believe, however, that the FTC's ruling in this case does not preclude further consolidation in the retail drugstore business.

        "Revco remains the second largest drugstore chain in America," Hoven said. "Since the initial agreement was announced in November, Revco has continued to operate as an independent company. Our performance has been among the strongest in the industry and we are confident we will continue to be a strong competitor. All of the qualities which have made Revco great are still intact - including our attractive stores, strong distribution network, good vendor relations, state-of-the-art pharmacy computer systems and most importantly, our people."

        Revco D.S., Inc., recognized as a Fortune 500 company, operates over 2,100 stores in 14 Mdwestern, Southeastern and Eastern states and is traded on the New York Stock Exchange under the symbol RXR.



                                    # # #

Today's release, along with other Revco news releases, is available by FAX at no charge by calling Company News on Call at (800) 758-5804, extension 751257. It is also available on the Internet by accessing http://www.revco.com.